UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Covenant Transport, Inc.
(Name of Registrant as Specified in its Charter)

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COVENANT TRANSPORT, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 22, 2007
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2007 annual meeting of stockholders of Covenant Transport, Inc., a Nevada corporation, to be held at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. local time, on Tuesday, May 22, 2007, for the following purposes:

1.	To consider and act upon a proposal to elect seven (7) directors;

2.
To consider and act upon an amendment and restatement of the Restated Articles of Incorporation of the Company in order to change the name from Covenant Transport, Inc. to Covenant Transportation Group, Inc.; and

3.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on Wednesday, March 26, 2007, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment thereof. Shares of Class A and Class B common stock may be voted at the annual meeting only if the holder is present at the annual meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. To ensure your representation at the annual meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope. You may also vote on the Internet by completing the electronic voting instruction form found at www.cesvote.com or by telephone using a touch-tone telephone and calling 1-888-693-8683. Returning your proxy now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

David R. Parker
Chairman of the Board of Directors

Chattanooga, Tennessee
________ ___, 2007

GENERAL INFORMATION	2
Voting Rights	2
Quorum Requirement	3
Required Vote	3
Right to Attend Annual Meeting; Revocation of Proxy	3
Costs of Solicitation	3
Annual Report	3
How to Read this Proxy Statement	3
How to Vote - Proxy Instructions	4
PROPOSAL 1 ELECTION OF DIRECTORS	5
Nominees for Directorships	5
CORPORATE GOVERNANCE	6
The Board of Directors and Its Committees	6
Board of Directors	6
Committees of the Board of Directors	6
The Audit Committee	6
Report of the Audit Committee	7
The Compensation Committee	8
Compensation Committee Interlocks and Insider Participation	8
Compensation Committee Report	8
The Nominating and Corporate Governance Committee	9
Our Executive Officers	10
Compliance with Section 16(a) of the Exchange Act	11
Code of Conduct and Ethics	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Overview and Philosophy of Compensation	12
Elements of Compensation	12
Summary Compensation Table	18
All Other Compensation Table	19
Grants of Plan-Based Awards	20
Outstanding Equity Awards at Fiscal Year-End	21
Director Compensation	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
Principal Accountant Fees and Services	27
PROPOSAL 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION CHANGING NAME TO COVENANT TRANSPORTATION GROUP, INC.	29
STOCKHOLDER PROPOSALS	30
OTHER MATTERS	30
APPENDIX A

COVENANT TRANSPORT, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
__________________________________________

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 22, 2007
__________________________________________

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies from the stockholders of Covenant Transport, Inc., a Nevada corporation, to be voted at the annual meeting of stockholders, which will be held at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. local time, on Tuesday, May 22, 2007, and any adjournment thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the director nominees named below; (ii) FOR the approval of the name change; and (iii) in accordance with the judgment of the proxy holders, with respect to any other matters properly brought before the annual meeting.

The proxy statement, proxy card, and our annual report on Form 10-K for the fiscal year ended December 31, 2006, was first mailed on or about ________ ___, 2007, to stockholders of record at the close of business on our record date of March 26, 2007. Except to the extent it is incorporated by specific reference, the enclosed copy of our 2006 annual report is not incorporated into this proxy statement and is not to be deemed a part of the proxy solicitation material.

The terms "Company," "we," "us," and "our" refer to Covenant Transport, Inc. and its consolidated subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting, either in person or by valid proxy. Holders of Class A common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to two votes for each share held so long as such shares are owned by David R. Parker or certain members of his immediate family. In the event that any shares of our Class B common stock cease to be owned by Mr. Parker or certain of his family members, such shares will be automatically converted into shares of our Class A common stock. All of the issued and outstanding shares of our Class B common stock are currently owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship. Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class. On March 26, 2007, the record date, there were issued and outstanding 12,119,404 shares of Class A common stock, par value one cent ($0.01) per share (including shares of restricted Class A common stock subject to certain performance vesting and holding provisions), entitled to cast an aggregate 12,119,404 votes on all matters subject to a vote at the annual meeting, and 2,350,000 shares of Class B common stock, par value one cent ($0.01) per share, entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the annual meeting. The total number of shares of our common stock issued and outstanding on the record date was approximately 14,469,404, which is entitled to cast an aggregate of 16,819,404 votes on all matters subject to a vote at the annual meeting. The total number of issued and outstanding shares excludes approximately 2,095,648 shares of Class A common stock reserved for issuance upon the exercise of outstanding stock options granted under our incentive stock plans and other arrangements. Holders of unexercised options are not entitled to vote at the annual meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors. Votes cast at the annual meeting will be tabulated by the Inspector of Elections, and the results of all items voted upon will be announced at the annual meeting.

Quorum Requirement

In order to transact business at the annual meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of Class A and Class B common stock issued and outstanding as of the record date are represented at the annual meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the total votes cast by stockholders entitled to vote and represented in person or by proxy at the annual meeting, which means that the seven director nominees receiving the highest number of votes for their election will be elected. Approval of any other matter submitted to stockholders requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote and represented in person or by proxy at the annual meeting. Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to stockholders.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to our Secretary at our address, by executing a subsequent proxy and delivering it to our Secretary, or by attending the annual meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this proxy statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2006 annual report that was mailed on or about __________ ___, 2007, together with this notice and proxy statement, to all stockholders of record as of the record date.

How to Read this Proxy Statement

Set forth below are the proposals to be considered by stockholders at the annual meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG, LLP, our independent registered public accounting firm; and how stockholders may make proposals at our next annual meeting. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

How to Vote - Proxy Instructions

If you are a holder of record of Covenant Transport, Inc. of Class A or Class B common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing in your proxy card. Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

For 2007, we have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or the internet is 11:59 p.m. Eastern Standard Time on Monday, May 21, 2007. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect seven directors to serve as the Board of Directors until our 2008 annual meeting of stockholders or until their successors are duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors David R. Parker, William T. Alt, Robert E. Bosworth, Hugh O. Maclellan, Jr., Bradley A. Moline, Niel B. Nielson, and Mark A. Scudder, each of whom is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all the proposed directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR DIRECTORSHIPS

Information concerning the names, ages, positions with us, tenure as a director, and business experience of the nominees standing for election as directors at the annual meeting is set forth below. All references to experience with us include positions with our operating subsidiary, Covenant Transport, Inc., a Tennessee corporation.

David R. Parker, 49, has served as President since our founding in 1985 and as Chairman of the Board and Chief Executive Officer since 1994. Mr. Parker was elected to the Board of Directors of the Truckload Carriers' Association in 1994 and also serves on the Board of Directors of the American Trucking Associations.

William T. Alt, 70, has served as a director since 1994. Mr. Alt has engaged in the private practice of law since 1962 and has served as outside counsel to the Company since 1986.

Robert E. Bosworth, 59, has served as a director since 1998. Since September 19, 2005, Mr. Bosworth has served as the President and Chief Operating Officer of Chattem, Inc., a publicly traded consumer products company. Prior to such position, Mr. Bosworth served as Chief Financial Officer for the Livingston Company, a merchant bank located in Chattanooga, Tennessee, since 2004, and as Livingston's Vice President of Corporate Finance since 2001. From 1998 until 2001, Mr. Bosworth was a business and management consultant to various corporations in the Chattanooga area. Prior to 1998, Mr. Bosworth served for more than five years as Executive Vice President and Chief Financial Officer of Chattem, Inc.,. Mr. Bosworth is a director of Chattem, Inc.

Hugh O. Maclellan, Jr., 67, has served as a director since 1994. Mr. Maclellan is President of the Maclellan Foundation, Inc. and serves on the Boards of UnumProvident Corporation and SunTrust Bank, Chattanooga, N.A.

Bradley A. Moline, 40, has served as a director since 2003. Mr. Moline has been President and Chief Executive Officer of Allo Communications, LLC, a competitive local telephone company, since October 2002. Mr. Moline also has been the owner and President of Imperial Super Foods, a grocery store in Imperial, Nebraska, since February 2002. Mr. Moline was the President of Forte Technologies, a contract manufacturer of high precision parts, from February 2001 until February 2002. From 1997 to May 2001, Mr. Moline was the Senior Vice President of Finance and Chief Financial Officer of Birch Telecom, Inc., an integrated communications provider. Mr. Moline resigned from his position at Birch Telecom, Inc. to take the position with Forte Technologies more than sixteen months prior to Birch Telecom, Inc.'s filing of a petition under the federal bankruptcy laws in September 2002. From 1994 to 1997, Mr. Moline was our Treasurer and Chief Financial Officer.

Niel B. Nielson, 53, has served as a director since 2003. Dr. Nielson has been President of Covenant College since 2002. From 1997 until 2002, Dr. Nielson was the Associate Pastor of Outreach for College Church in Wheaton, Illinois. Dr. Nielson was a partner and trader for Ritchie Capital Markets Group, LLC from 1996 to 1997. Prior to 1996, Dr. Nielson served as an executive officer in various companies, including serving for two years as Senior Vice President of Chicago Research and Trading Group, Ltd., a company at which he was employed for nine years. Dr. Nielson holds twenty-four investment company directorships in the First Trust Fund Complex.

Mark A. Scudder, 44, has served as a director since 1994. Mr. Scudder has been an attorney for more than ten years with Scudder Law Firm, P.C., L.L.O., Lincoln, Nebraska, and has been President of the firm since January 1, 2003. The firm is our outside corporate and securities counsel. Mr. Scudder is a director of Knight Transportation, Inc., a publicly traded truckload carrier, and Genesee & Wyoming Inc., a publicly traded, international short-line railroad.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

Board of Directors

Meetings. Our Board of Directors held four regularly scheduled meetings and three special meetings during the fiscal year ended December 31, 2006. All of our directors attended at least 75% of the regularly scheduled board meetings of the Board of Directors and each committee on which he served. Mr. Maclellan missed one regularly scheduled meeting. We encourage the members of our Board of Directors to attend our annual meetings of stockholders. All seven of our then-current directors attended the 2006 annual meeting of stockholders.

Director Independence. Our Class A common stock is listed on the Nasdaq National Market. Therefore, it is subject to the listing standards, including standards relating to corporate governance, embodied in applicable rules promulgated by the National Association of Securities Dealers, Inc. (the "NASD"). Pursuant to NASD Rule 4350(c)(1), the Board of Directors has determined that the following directors and nominees are "independent" under NASD Rule 4200(a)(15): Robert E. Bosworth, Hugh O. Maclellan, Jr., Bradley A. Moline, and Niel B. Nielson. In accordance with NASD Rule 4350(c)(2), our independent directors held meetings, referred to as "executive sessions," at which only the independent directors were present, either before or following each regularly scheduled meeting of the full Board of Directors.

Communications with the Board of Directors. Our Board of Directors has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us. Information concerning the manner in which stockholders can communicate with the Board is available on our website at http://www.covenanttransport.com.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee. Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties. In February 2007, the charter of the Audit Committee was amended and restated to comply with Securities and Exchange Commission (the "SEC") Release Nos. 33-8732 and 34-54302. The charter is available free of charge on our website at http://www.covenanttransport.com. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below. The Audit Committee met eight times during 2006. Messrs. Bosworth and Moline have served on the Audit Committee since 2003, while Dr. Nielson has served on the Audit Committee since 2004. Mr. Bosworth serves as Chairman of the Audit Committee.

Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NASD Rule 4350(d)(2). Specifically, each member of the Audit Committee:

•	is independent under NASD Rule 4200(a)(15);
•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
•	did not participate in the preparation of our financial statements or the financial statement of any of our current subsidiaries at any time during the past three years; and
•	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and cash flows statement.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 401(h) of Regulation S-K and NASD Rule 4350(d)(2)(A), currently serves on the Audit Committee. The Board of Directors has identified Mr. Bosworth as an audit committee financial expert. Mr. Bosworth is independent, as independence for audit committee members is defined under applicable NASD rules.

Audit Committee Report. In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2006 is set forth below.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this proxy statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports and financial reporting processes and systems of internal control over financial reporting. The Company's management has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal control. The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company's financial statements, the effectiveness of management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

In performing its duties, the Audit Committee has discussed the Company's financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and the Company's independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2006, the Audit Committee (i) reviewed and discussed the audited financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG LLP, the Company's independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv) has discussed with the independent registered public accounting firm its independence. The Audit Committee met with representatives of the independent registered public accounting firm without management or other persons present once during 2006.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee:
Robert E. Bosworth, Chairman
Bradley A. Moline
Niel B. Nielson

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee Charter, the primary functions of the Compensation Committee are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the chief executive officer; to evaluate and approve our compensation plans, policies, and programs; to produce an annual report on executive compensation; and to perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations. In furtherance of its duties, the Compensation Committee reviews and approves certain aspects of compensation of our executive officers and makes recommendations on other compensation matters to the full Board of Directors. During 2006, Mr. Maclellan and Dr. Nielson served as the members of the Compensation Committee, with Mr. Nielson serving as Chairman. The Compensation Committee held a total of two meetings in 2006, all of which were regular meetings.

Compensation Committee Charter. In February 2007, the charter of the Compensation Committee was amended and restated to comply with SEC Release Nos. 33-8732 and 34-54302. The charter is available free of charge on our website at http://www.covenanttransport.com.

Compensation Committee Interlocks and Insider Participation

During 2006, Mr. Maclellan and Dr. Nielson served as the members of the Compensation Committee, with Mr. Nielson serving as Chairman. None of such individuals has been an officer or employee of the Company.

During 2006, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors, our executive officers, and their affiliates.

See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and "Executive Compensation - Director Compensation" for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report

In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Covenant Transport, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee:
Niel B. Nielson, Chairman
Hugh O. Maclellan, Jr., Member

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee. In April 2004, the Board of Directors established a Nominating and Corporate Governance Committee to recommend to the Board of Directors potential candidates for election to the Board of Directors and to make recommendations to the Board concerning issues related to corporate governance, as more specifically detailed in the written charter discussed below. During part of 2006, Mr. Maclellan and Dr. Nielson served as the Nominating and Corporate Governance Committee, with Mr. Maclellan serving as Chairman. The Board of Directors appointed Mr. Moline to the Committee in place of Dr. Nielson in May 2006. All current members of the Nominating and Corporate Governance Committee are independent, as independence for nominating committee members is defined under applicable NASD rules. The Committee met three times in 2006. The Nominating and Corporate Governance Committee has recommended that the Board of Directors nominate David R. Parker, William T. Alt, Robert E. Bosworth, Hugh O. Maclellan, Jr., Bradley A. Moline, Niel B. Nielson, and Mark A. Scudder for election at the annual meeting, each of whom is currently serving as a director.

Nominating and Corporate Governance Committee Charter. A written charter for the Nominating and Corporate Governance Committee was adopted in April 2004. A copy of the charter is available on our website at http://www.covenanttransport.com.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board of Directors, after considering the recommendations of the Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee review the qualifications of various persons to determine whether they are qualified candidates for membership on the Board of Directors. The Nominating and Corporate Governance Committee will review all candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter. With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NASD Rule 4200(a)(15); (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NASD Rule 4350(d)(2); and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 401(h) of Regulation S-K. In addition to these specific requirements, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Stockholder Director Nominee Recommendations. It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at least 120 days prior to the anniversary date of mailing of our proxy statement for the prior year's annual meeting. For the 2008 annual meeting, the deadline for receiving stockholder recommendations of proposed director nominees will be _________ ___, 2007. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee's name and qualifications and the reason for such recommendation;
•	the name and record address of the stockholder(s) proposing such nominee;
•	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s); and
•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and us or any of our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, David R. Parker, for whom information is set forth above under "Proposal No. 1 - Election of Directors - Nominees for Directorships"). All executive officers are elected annually by the Board of Directors.

Michael W. Miller, 49, has served as our Executive Vice President of Procurement and Corporate Operations Manager since August 22, 2006. Between 1997 and such date, Mr. Miller was our Chief Operating Officer. He previously served as our Vice President of Operations from 1993 to 1997 and in various other positions from 1987 to 1993. Mr. Miller has over 25 years of experience in the transportation industry. Mr. Miller also served as a director until the May 2004 annual meeting.

Joey B. Hogan, 45, has served as our Chief Financial Officer since 1997. Mr. Hogan has been an Executive Vice President since May 2003 and was a Senior Vice President from December 2001 to May 2003. From joining us in August 1997 through December 2001, Mr. Hogan also served as our Treasurer. In 1996 and 1997, Mr. Hogan served as Chief Financial Officer of The McKenzie Companies in Cleveland, Tennessee, a group of privately owned companies. From 1986 to 1996, Mr. Hogan served in various capacities, including three years as Director of Finance, with Chattem, Inc.

L. D. "Micky" Miller, III, 54, has served as our Executive Vice President - Sales and Marketing since joining us in December 2002. Mr. Miller has over 25 years of sales and operations experience in the trucking industry. From January 1998 to November 2002, Mr. Miller was co-owner of, but was not involved in the day-to-day management of, two privately owned trucking companies, one of which was a truckload carrier and the other of which was a less-than-truckload carrier. From 1985 to 1995, Mr. Miller served as President and Chief Executive Officer of Crown Transport Systems Inc., a division of U.S. Xpress Enterprises, Inc. From 1995 to 1997, Mr. Miller served as Chairman of the CSI/Crown division of U.S. Xpress Enterprises, Inc. In March 2003, Ida-Tran Freight Systems, of which Mr. Miller was an officer and co-owner, voluntarily filed a bankruptcy petition in the United States District Court for the District of Idaho. In October 2003, a petition was filed against Mr. Miller in the United States Bankruptcy Court for the Northern District of Georgia.

R.H. Lovin, Jr., 55 has served in several senior management positions since joining us in 1986. Mr. Lovin has been our Senior Vice President - Administration since February 2003, and Corporate Secretary since August 1995. Mr. Lovin previously served as our Chief Financial Officer from 1986 to 1994, as Vice President of Administration from May 1994 to May 2003, and as director from May 1994 to May 2003.

Tony Smith, 59, has served as President of Southern Refrigerated Transport, Inc., one of our subsidiaries, since 1998. Mr. Smith also served as President of Tony Smith Trucking, Inc., a former subsidiary, from October 1998 to December 2004.

James "Jim" Brower, 50, has served as President of Star Transportation, Inc., one of our subsidiaries, since 1986.

Jeffery Acuff, 44, has served in several management positions since joining us in 1987. Currently, Mr. Acuff serves as Vice President and General Manager of our Expedited service offering and has done so since August 2005. Previously, Mr. Acuff served as our Vice President of Customer Service from July 2000 to August 2005.

Jeffrey Paulsen, 41, has served as our Senior Vice President and General Manager of our Regional service offering since joining us in November 2005. Mr. Paulsen joined us with over fifteen (15) years of experience in the transportation industry obtained with Werner Enterprises, Inc. While at Werner, Mr. Paulsen served as Vice President Field Sales from July 2004 to November 2005, and Associate Vice President Field Sales from July 2002 to July 2004, where he managed Werner's outside sales force. Prior to that, Mr. Paulsen served as the Senior Sales Director-West/Southwest, Western Canada, and Mexico from July 2001 to July 2002, where he oversaw Werner's international business, including border crossing procedures and Mexican carrier relationships. From June 1999 to July 2001 Mr. Paulsen served as Werner's Sales Director of the West/Southwest where he was responsible for coordinating the sales of various service offerings and directing rate and fuel surcharge initiatives.

Jeffrey Taylor, 40, served as our Vice President and General Manager of our Refrigerated service offering from September 2005 until December 31, 2006. In 2007, Mr. Taylor became the Co-Manager of our Expedited service offering when a portion of our refrigerated service was combined into the Expedited service offering. Prior to joining us, Mr. Taylor served as the Director of Air Cargo Executive Support for Xpress Global Systems from September 2004 to February 2005, where he was responsible for managing the sales team, forecasting developed sales, and developing capacity for the linehaul division. Prior to his employment at Xpress Global Systems, Mr. Taylor served as the Vice President of Operations and Sales of Jim Palmer Trucking from January 2000 to September 2004.

Charles "Jerry" Eddy, 53, has served as our Vice President and General Manager of Covenant Dedicated Services since joining us in July 2006.

See "Nominees for Directorships" above for information concerning the business experience of David R. Parker.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that our officers, directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2006, except that Charles Eddy inadvertently failed to timely report on Form 4 the July 31, 2006 award of 1,000 shares of restricted Class A common stock. This transaction has been reported in subsequent filings. We make available copies of Section 16(a) forms that our directors and executive officers file with the SEC through our website at http://www.covenanttransport.com.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries. The Code of Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Conduct and Ethics is available to stockholders on our website at http://www.covenanttransport.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

The Compensation Committee of our Board of Directors ("Compensation Committee") has the responsibility to review, analyze, recommend, and approve executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer ("CEO"), (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of deferred compensation and incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

One of our primary business strategies has been to divide our businesses into defined service offerings, each of which operates as a semi-autonomous business unit. Accordingly, at the most senior level, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Sales and Marketing, Senior Vice President of Administration, and Executive Vice President of Procurement, we seek executives who are capable of evaluating, building, and managing multiple businesses. In addition, we seek qualified executives to manage each business unit. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers who possess the requisite abilities to serve in these roles. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executives and to motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our constant focus on controlling costs. In many instances we build our compensation elements around long term retention and development together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive. Our compensation program also consists of providing our senior executive officers with specified perquisites and with employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our culture of cost control and high level of performance, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also considers the tax consequences associated with each element of compensation. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee's judgment of each executive and not on rigid formulas or short-term changes in business performance.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements. We also discuss the specific decisions we made with respect to the fiscal year 2006 compensation of the Named Executive Officers. We made all such decisions in the context of increasing our total revenue by 6.3% in 2006 when compared to 2005, making material progress toward our business realignment, consummating a major acquisition, but failing to reach our earnings-per-share target.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate, and retain highly qualified executives. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Such stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives. In determining base salaries, we consider an executive's qualifications and experience, including, but not limited to, the executive's industry knowledge and the quality and effectiveness of the executive's leadership, scope of responsibilities, past performance, and future potential of providing value to our stockholders. Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of perquisites, cash bonuses, and long term incentives. We believe that such a mix of compensation helps us incentivize our executives to maximize stockholder value. We adjust base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salary of Our Chief Executive Officer. At the request and recommendation of David R. Parker, our Chairman of the Board, President, and Chief Executive Officer, the Compensation Committee did not consider an increase to Mr. Parker's base salary during 2006.

Base Salary of Our Other Named Executive Officers. After reviewing our financial performance for the fiscal year ended December 31, 2005, considering our compensation philosophy and the guidelines described above, and upon the request and recommendation of our CEO, the Compensation Committee approved the following changes to the annual base salaries of our Named Executive Officers, other than our CEO: (i) an $8,600 increase for Joey B. Hogan, our Chief Financial Officer and Executive Vice President, in recognition of his expanded responsibilities and role in our business realignment, (ii) no change for Michael W. Miller, our Vice President of Procurement and Corporate Operations Manager, (iii) a $19,205 decrease for L.D. Miller, our Executive Vice President of Sales and Marketing, due to the termination of his responsibilities over certain brokerage services, and (iii) a $10,147 increase for Tony Smith, the President of Southern Refrigerated Transport, Inc., ("SRT") one of our subsidiaries, in recognition of the growing responsibilities attendant to such position.

The following table reflects the adjustments we made from 2005 to 2006 to the base salaries of our Named Executive Officers:

Named Executive Officer and Principal Position	2005 Base Salary ($)	2006 Base Salary ($)
David R. Parker, Chairman, President, and CEO	535,500	535,500
Joey B. Hogan, Chief Financial Officer	215,018	223,618
Michael W. Miller, Executive Vice President - Procurement and Corporate Operations Manager	285,825	285,825
L.D. Miller, Executive Vice President of Sales and Marketing	231,205	212,000
Tony Smith, President of SRT	202,939	213,086
TOTAL	1,471,992	1,472,036

Incentive Compensation

On May 23, 2006, our stockholders approved our 2006 Omnibus Incentive Plan ("Incentive Plan"). We use our incentive plan to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' long-term interests by creating a strong and direct link between executive pay and stockholder return. The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. Such awards also incentivize executives to remain with us over an extended period of time. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Incentive Plan may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines. All awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award. Payment of awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, and any other form of award established by the Compensation Committee that is consistent with the Incentive Plan's purpose, or any combination of the foregoing. We describe each type of award below.

Stock Options. The Compensation Committee may grant awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code"). The exercise price per share of Class A common stock for any stock option can not be less than 100% of the fair market value of a share of Class A common stock on the day that the stock option is granted. In addition, the term of the stock option may not exceed ten years. In the case of an incentive stock option granted to an executive officer who owns, directly or indirectly (as determined by reference to Section 424(d) of the Code), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of all classes of our stock, the exercise price per share of Class A common stock for any stock option can not be less than 110% of the fair market value of a share of Class A common stock on the day that the stock option is granted, and the term of the stock option may not exceed five years. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee's authority to adjust awards upon certain events as set forth in the Incentive Plan. The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option is set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights. The Compensation Committee may grant awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs"). The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR entitles the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option which is surrendered. Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

Each Freestanding SAR entitles the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right was exercised. The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights. Payment of stock appreciation rights may be made in shares of Class A common stock or in cash, or partly in shares of Class A common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards in the form of stock awards (for either unrestricted or restricted shares of Class A common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock. Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Class A common stock underlying such award, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish. The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units. The Compensation Committee may grant awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than Class A common stock. Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards. Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success. Performance awards are awards structured to qualify as deductible "performance-based" compensation for purposes of Section 162(m) of the Code. Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (a) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) cost reductions and savings (or limits on cost increases), (f) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (g) operating income, (h) operating ratio, (i) income before taxes, (j) net income, (k) earnings before interest and taxes (EBIT), (l) earnings before interest, taxes, depreciation, and amortization (EBITDA), (m) adjusted net income, (n) earnings per share, (o) adjusted earnings per share, (p) stock price, (q) working capital measures, (r) return on assets, (s) return on revenues, (t) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (u) productivity and efficiency measures (including, without limitation measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (v) cash position, (w) return on stockholders' equity, (x) return on invested capital, (y) cash flow measures (including, without limitation, free cash flow), (z) market share, (aa) stockholder return, (bb) economic value added, or (cc) completion of acquisitions (either with or without specified size). In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility. The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, within the initial period allowed under Section 162(m) of the Code which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved. In determining the actual award to be paid to a participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the participant, based upon any objective or subjective criteria it deems appropriate. The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Incentive Compensation of Our Named Executive Officers. On May 23, 2006, the Compensation Committee, upon receiving stockholder approval of the Incentive Plan, granted thereunder annual and special awards of restricted shares of our Class A common stock to our Named Executive Officers in the following amounts:

Named Executive Officer	Annual Award of Restricted Stock (#)	Special Award of Restricted Stock (#)
David R. Parker	4,000	50,000
Joey B. Hogan	4,000	33,333
Michael W. Miller	4,000	33,333
L.D. Miller	3,000	33,333
Tony Smith	3,000	25,000

The restricted shares under the annual grant vest in equal increments over the four-year period beginning on the first anniversary of the award date, subject to us reaching earnings-per-share targets of $0.75 in 2006, $1.05 in 2007, $1.35 in 2008, and $1.55 in 2009. Any percentage that fails to vest as a result of failure to reach a particular target will vest if we meet a subsequent target. As a condition to selling any vested shares of restricted Class A common stock, the Named Executive Officers are required to maintain an equivalent of 200% of their respective annual salaries on the date of the proposed sale in the combination of (i) Class A common stock, and (ii) 50% of the value of (a) unexercised options to purchase Class A common stock, and (b) restricted Class A common stock; provided that the officers may sell such portion of the restricted shares that is necessary to cover the federal and state taxes the officer incurs upon vesting of the shares. Based upon us not reaching our earnings-per-share target of $0.75 for 2006, shares of the annual restricted stock grant did not vest on the one year anniversary of the grant.

The grant of the special award of restricted stock is conditioned upon us achieving an earnings-per-share target of $2.00 by 2010. Such shares vest completely in any year between 2007 and 2010 in which we reach the target. The $2.00 earnings-per-share target excludes the effect of the vesting of the awards on earnings per share as well as extraordinary gains. The Named Executive Officers must hold the shares for one year after vesting; provided that the officers may sell such portion of the restricted shares that is necessary to cover the federal and state taxes the officer incurs upon vesting of the shares.

In May 2006, we also adopted an annual cash bonus program primarily based on an earnings per share target for 2006. The incentive program for Mr. Smith, however, was based on the performance of the subsidiary he manages - SRT. Except for Tony Smith, none of the Named Executive Officers received annual cash incentive compensation during 2006, including cash bonuses, because we failed to achieve our earning targets. Tony Smith participates in the SRT Management Bonus Plan. Under this program, Mr. Smith is awarded a cash bonus if SRT achieves certain net profit goals. On February 28, 2006, the Compensation Committee determined that Mr. Smith had met the target goals and awarded Mr. Smith a cash bonus of $90,561.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each executive's total compensation. In setting the amount of these benefits, the Compensation Committee considers (i) each executive's position and scope of responsibilities, and (ii) all other elements comprising the executive's compensation. In 2006, we provided the following additional compensation to our Named Executive Officers: (i) cash vehicle allowance, and (ii) use of our corporate travel agency to arrange personal travel. During 2006, we also allowed Messrs. Parker and Hogan to use our administrative personnel for personal services and allowed Mr. Parker to use our corporate airplane for personal travel, paid certain of his life insurance premiums, paid certain of his club initiation fees and dues, and provided him with tax equalization payments and tax gross ups. With the exception of payment of the life insurance premiums, tax equalization payments, and tax gross ups provided to Mr. Parker, each perquisite is designed to help our Named Executive Officers more effectively carry out their responsibilities. See "Executive Compensation - All Other Compensation Table" below for the aggregate dollar amount of all perquisites provided to each of our Named Executive Officers.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Employee Benefits Paid to Our Named Executive Officers. In 2006, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $34,666, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of each of our Named Executive Officers.

Employment Agreements

We currently do not have any employment contracts, severance agreements, or change-of-control agreements with any of our Named Executive Officers. However, under certain circumstances in which there is a change of control, holders, including any Named Executive Officer, of outstanding stock options granted under our 2003 Incentive Stock Plan may be entitled to exercise such options not withstanding that such options may otherwise not have been fully exercisable.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the fiscal year 2006 awarded to, earned by, or paid to those persons who were, at December 31, 2006, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2006 (collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David R. Parker, Chief Executive Officer, Chairman, and President	2006	535,500	9,593	-	135,232	680,325
Joey B. Hogan, Chief Financial Officer and Executive Vice President	2006	219,815	9,593	-	20,191	249,599
Michael W. Miller, Executive Vice President - Procurement and Corporate Operations Manager	2006	285,825	9,593	-	35,194	330,612
L.D. "Micky" Miller, III, Executive Vice President of Sales and Marketing	2006	224,557	7,194	-	13,549	245,300
Tony Smith, President of Southern Refrigerated Transport, Inc.	2006	208,793	9,654	90,561	17,631	326,639

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock awards granted to each Named Executive Officer, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 2 of our financial statements as provided in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards Table for information on awards made in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	See the Grants of Plan-Based Awards Table for Table for additional information.
(3)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimburse- ments	Insurance Premiums ($)	Contributions to Retirement and 401(k) Plans(8) ($)	Total ($)
David R. Parker	2006	47,330(1)	[ ] (6)	75,000(7)	12,902	135,232
Joey B. Hogan	2006	13,201(2)			6,990	20,191
Michael W. Miller	2006	27,600 (3)			7,594	35,194
L.D. "Micky" Miller, III	2006	12,000 (4)			1,549	13,549
Tony Smith	2006	12,000 (5)			5,631	17,631

(1)
During 2006, we provided Mr. Parker with certain other benefits in addition to his salary, including, a $33,600 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and use of our administrative personnel for personal services. During 2006, we also paid for certain of Mr. Parker's club initiation fees and dues and allowed Mr. Parker to use our corporate airplane for personal travel. Although Mr. Parker used our corporate airplane for personal travel, we did not incur any incremental costs for such use. Mr. Parker reimburses us for all of the variable costs associated with his personal use of our airplane, including the costs incurred as a result of personal flight activity, such as, fuel, travel expenses for the flight crew, and any hanger or other storage fees. Mr. Parker also pays a portion of ongoing maintenance and repairs associated with operating the airplane.

(2)
During 2006, we provided Mr. Hogan with certain other benefits in addition to his salary, including, a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and use of our administrative personnel for personal services. None of the personal benefits provided to Mr. Hogan exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(3)
During 2006, we provided Mr. Miller with certain other benefits in addition to his salary, including, a $27,600 cash vehicle allowance and use of our corporate travel agency to arrange personal travel. With the exception of the cash vehicle allowance, none of the personal benefits provided to Mr. Miller exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(4)
During 2006, we provided Mr. Miller with certain other benefits in addition to his salary, including, a cash vehicle allowance and use of our corporate travel agency to arrange personal travel. None of the personal benefits provided to Mr. Miller exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(5)
During 2006, we provided Mr. Smith with certain other benefits in addition to his salary, including, a cash vehicle allowance and use of our corporate travel agency to arrange personal travel. None of the personal benefits provided to Mr. Smith exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2006.

(6)
We provide Mr. Parker with certain tax equalization payments and tax gross ups to provide a neutral economic effect of switching the former split-dollar insurance policy to a term life insurance policy funded by us. The Compensation Committee did not believe Mr. Parker should suffer a negative tax event because we changed policies to comply with new legislation.

(7)
During 2006, we paid certain life insurance premiums on behalf of Mr. Parker, as a result of arrangements entered into during a time when split-dollar insurance policies were common. Subsequent to adoption of the Sarbanes-Oxley Act of 2002, we converted the policy to a company-paid policy to honor the pre-existing obligation to Mr. Parker.

(8)
The differences in contribution amounts among the Named Executive Officers is based upon a combination of the differences among the officers' salary and the extent to which each officer chooses to make personal contributions to his 401(k) account.

Narrative to the Summary Compensation Table

See "Executive Compensation - Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during the fiscal year 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
David R. Parker	5/23/06 5/23/06	- -	- -	- -		4,000 50,000		51,160 639,500
Joey B. Hogan	5/23/06 5/23/06	- -	- -	- -		4,000 33,333		51,160 426,329
Michael W. Miller	5/23/06 5/23/06	- -	- -	- -		4,000 33,333		51,160 426,329
L.D. "Micky" Miller, III	5/23/06 5/23/06	- -	- -	- -		3,000 33,333		38,370 426,329
Tony Smith	03/06 5/23/06 5/23/06 7/31/06	53,267	90,561	117,186		- 3,000 25,000 1,000		- 38,370 319,750 13,120

(1)
These columns represent the potential value of the payout to Mr. Smith based upon the attainment of specified performance targets related to the performance of SRT, including the threshold, minimum, and maximum targets, that were established by David Parker, in his role as our Chief Executive Officer, and as discussed in more detail in the Compensation Discussion and Analysis. The potential payouts are performance-driven and therefore completely at risk. As reflected in the Summary Compensation Table and as discussed in the Compensation Discussion and Analysis, Mr. Smith was the only Named Executive Officer that received non-equity incentive compensation for 2006.

(2)
This column represents the potential number of stock to be awarded to each Named Executive Officer based upon the attainment of specified performance targets that were established by the Compensation Committee and as discussed in more detail in the Compensation Discussion and Analysis.

(3)
This column represents the full grant date fair value of the stock awards under SFAS 123R granted to the Named Executive Officers in 2006. The fair value was calculated using the closing price of our common stock on the grant date. The fair value of the stock awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 2 of our financial statements in the Form 10-K for the year-ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation - Compensation Discussion and Analysis" for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2006. All outstanding equity awards are in shares of our Class A Common Stock.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
David R. Parker	8/31/98 5/20/99 5/20/99 2/29/00 5/18/00 5/18/00 7/27/00 7/27/00 5/17/01 5/17/01 5/16/02 5/16/02 2/20/03 2/20/03 5/22/03 5/22/03 5/27/04 2/16/05 5/10/05 5/23/06 5/23/06	18,250 3,333 6,667 7,206 6,666 3,334 9,429 100,571 3,333 6,667 6,194 3,806 5,780 1,111 6,095 3,905 10,000 5,690 10,000 - -	12.38 13.00 13.00 13.13 12.19 12.19 8.00 8.00 16.79 16.79 15.39 15.39 17.30 17.30 17.63 17.63 15.71 21.43 13.64 - -	8/31/08 5/20/09 5/20/09 3/31/10 5/18/10 5/18/10 7/27/10 7/27/10 5/17/11 5/17/11 5/16/12 5/16/12 2/20/13 2/20/13 5/22/13 5/22/13 5/27/14 2/16/15 5/10/15 - -	- - - - - - - - - - - - - - - - - - - 50,000(1) 4,000(2)	- - - - - - - - - - - - - - - - - - - 570,000 45,600
Joey B. Hogan	8/7/97 2/29/00 8/31/98 8/31/98 5/20/99 5/20/99 5/18/00 5/18/00 7/27/00 7/27/00 5/17/01 5/17/01 5/16/02 5/16/02 2/20/03 2/16/05 5/10/05 5/22/03 5/22/03 5/27/04 5/23/06 5/23/06	25,000 2,272 1,515 8,485 480 9,520 3,333 6,667 2,423 27,577 3,333 6,667 6,194 3,806 2,612 2,285 10,000 2,762 7,238 10,000 - -	18.75 13.13 12.38 12.38 13.00 13.00 12.19 12.19 8.00 8.00 16.79 16.79 15.39 15.39 17.30 21.43 13.64 17.63 17.63 15.71 - -	8/7/07 3/1/10 8/31/08 8/31/08 5/20/09 5/20/09 5/18/10 5/18/10 7/27/10 7/27/10 5/17/11 5/17/11 5/16/12 5/16/12 2/20/13 2/16/15 5/10/15 5/22/13 5/22/13 5/27/14 - -	- - - - - - - - - - - - - - - - - - - - 33,333(1) 4,000(2)	- - - - - - - - - - - - - - - - - - - - 379,996 45,600

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Michael W. Miller	8/31/98 8/31/98 2/29/00 5/20/99 5/20/99 5/18/00 5/18/00 7/27/00 7/27/00 5/17/01 5/17/01 5/16/02 5/16/02 2/20/03 2/16/05 5/10/05 5/22/03 5/22/03 5/27/04 5/27/04 5/23/06 5/23/06	3,637 6,363 3,298 3,333 6,667 6,666 3,334 7,422 22,578 3,333 6,667 6,194 3,806 3,537 3,037 10,000 2,762 7,238 3,333 6,667 - -	12.38 12.38 13.13 13.00 13.00 12.19 12.19 8.00 8.00 16.79 16.79 15.39 15.39 17.3 21.43 13.64 17.63 17.63 15.71 15.71 - -	8/31/08 8/31/08 3/1/10 5/20/09 5/20/09 5/18/10 5/18/10 7/27/10 7/27/10 5/17/11 5/17/11 5/16/12 5/16/12 2/20/13 2/16/15 5/10/15 5/22/13 5/22/13 5/27/14 5/27/14 - -	- - - - - - - - - - - - - - - - - - - - 33,333(1) 4,000(2)	- - - - - - - - - - - - - - - - - - - - 379,996 45,600
L.D. "Micky" Miller, III	12/9/02 2/19/05 5/10/05 5/22/03 5/22/03 5/27/04 5/23/06 5/23/06	15,000 1,987 7,500 1,048 6,452 7,500 - -	18.15 21.43 13.64 17.63 17.63 15.71 - -	12/9/12 2/16/15 5/10/15 5/22/13 5/22/13 5/27/14 - -	- - - - - - 33,333(1) 3,000(2)	- - - - - - 379,996 34,200
Tony Smith	5/20/99 7/27/00 7/27/00 5/17/01 5/17/01 5/16/02 5/16/02 10/5/98 2/16/05 5/10/05 8/28/03 8/28/03 5/27/04 5/27/04 5/23/06 5/23/06	5,000 4,062 938 4,613 387 3,652 348 20,000 2,076 10,000 5,000 2,500 2,354 5,146 - -	13.00 8.00 8.00 16.79 16.79 15.39 15.39 10.88 21.43 13.64 17.00 17.00 15.71 15.71 - -	5/20/09 7/27/10 7/27/10 5/17/11 5/17/11 5/16/12 5/16/12 10/5/08 2/16/15 5/10/15 8/28/13 8/28/13 5/27/14 5/27/14 - -	- - - - - - - - - - - - - - 25,000(1) 4,000(2)	- - - - - - - - - - - - - - 285,000 45,600

(1)
Subject to the terms of the award notice, the restricted shares will vest completely in any year between 2007 and 2010 in which we reach an earnings-per-share target of $2.00. The earnings-per-share target excludes the effect of the vesting of the awards on earnings per share as well as extraordinary gains. The executive must hold the shares for one year after vesting; provided that the executive may sell such portion of the restricted shares that is necessary to cover the federal and state taxes he incurs upon vesting of the shares.

(2)
Subject to the terms of the award notice, the restricted shares will vest in equal increments over the four-year period beginning on the first anniversary of the award date, subject to us reaching earnings-per-share targets of $0.75 in 2006, $1.05 in 2007, $1.35 in 2008, and $1.55 in 2009. Any percentage that fails to vest as a result of failure to reach a particular target will vest if we meet a subsequent target. As a condition to selling any vested shares of restricted Class A common stock, the executive is required to maintain an equivalent of 200% of his annual salary on the date of the proposed sale in the combination of (i) Class A common stock and (ii) 50% of the value of (a) unexercised options to purchase Class A common stock, and (b) restricted Class A common stock; provided that the executive may sell such portion of the restricted shares that is necessary to cover the federal and state taxes he incurs upon vesting of the shares.

(3)	The market value was calculated by multiplying the closing market price of our stock on December 31, 2006, by the number of shares that have not vested.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year 2006.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
William T. Alt	26,750	25,004	51,754
Robert E. Bosworth	34,000	25,004	59,004
Hugh O. Maclellan, Jr.	26,000	25,004	51,004
Bradley A. Moline	31,500	25,004	56,504
Niel B. Nielson	29,750	25,004	54,754
Mark A. Scudder	26,750	25,004	51,754

(1)	This column represents the amount of cash compensation earned in 2006 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock awards granted to each director in 2006 in accordance with SFAS 123R. During 2006, we did not recognize a dollar amount for financial statement reporting purposes with respect to grants made in years prior to 2006 because such grants did not exist. As such, this amount is also equal to the grant date fair value which was calculated using the closing price of our stock on the date of grant.

(3)	As at December 31, 2006, each of our directors had 1,955 outstanding stock awards.

Narrative to the Director Compensation Table

Directors who are not our employees or employees of one of our subsidiaries currently receive a $25,000 annual retainer and no meeting attendance fees. An additional annual retainer of $7,500 is paid to the Audit Committee Chairman; $5,000 to the Compensation Committee Chairman; and, $3,000 to the Nominating and Corporate Governance Committee Chairman. For the additional time related to attending committee meetings, Audit Committee members also receive an annual fee of $5,000; Compensation Committee members also receive an annual fee of $4,000; and, Nominating and Corporate Governance Committee members also receive an annual fee of $2,500. In lieu of stock options that had previously been a part of outside director compensation, directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to $25,000. The directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of Class A common stock.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table shows, as of March 26, 2007, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

•	Each of our directors and named executive officers;

•	All of our executive officers and directors as a group; and

•	Each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 12,119,404 shares of Class A common stock (including shares of restricted Class A common stock subject to certain performance vesting and holding provisions) and 2,350,000 shares of Class B common stock outstanding at March 26, 2007. The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family. The Class B common stock has two votes per share but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Class A & Class B Common	David R. Parker & Jacqueline F. Parker	5,423,154 (4)	24.9% of Class A 100% of Class B 36.9% of Total(5)
Class A Common	Michael W. Miller	193,305	1.6% of Class A 1.3% of Total
Class A Common	Joey B. Hogan	190,090 (6)	1.6% of Class A 1.3% of Total
Class A Common	L. D. "Micky" Miller, III	75,820	*
Class A Common	Tony Smith	95,076	*
Class A Common	William T. Alt	16,955	*
Class A Common	Robert E. Bosworth	27,455 (7)	*
Class A Common	Hugh O. Maclellan, Jr.	31,955	*
Class A Common	Bradley A. Moline	10,455 (8)	*
Class A Common	Niel B. Nielson	9,455	*
Class A Common	Mark A. Scudder	29,105 (9)	*
Class A Common	Barrow, Hanley, Mewhinney & Strauss, Inc.	791,600 (11)	6.5% of Class A 5.5% of Total
Class A Common	Dimensional Fund Advisors Inc.	1,068,558 (12)	8.8% of Class A 7.4% of Total
Class A Common	Wells Fargo & Company	1,268,640 (13)	10.5% of Class A 8.8% of Total
Class A & Class B Common	All directors and executive officers as a group (18 persons)	6,395,064 (14)	41.8% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors and named executive officers is 400 Birmingham Highway, Chattanooga, TN 37419. The business addresses of the remaining entities listed in the table above are: Barrow, Hanley, Mewhinney & Strauss, Inc., One McKinney Plaza, 3232 McKinney Avenue, 15th Floor, Dallas, TX 75204-2429; Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; and Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104.

(2)
Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options that are currently exercisable held by the following individuals: Mr. Parker-218,037; Mr. Michael Miller-144,872; Mr. Joey Hogan-142,169; Mr. L. D. "Micky" Miller-39,487; Mr. Smith-66,076; Mr. Alt-7,500; Mr. Bosworth-22,500; Mr. Maclellan-22,500; Mr. Moline-7,500; Dr. Nielson-7,500; and Mr. Scudder-22,500. In addition, beneficial ownership includes shares of restricted Class A common stock subject to certain performance vesting and holding provisions held by the following individuals: Mr. Parker-54,000; Mr. Michael Miller-37,333; Mr. Joey Hogan-37,333; Mr. L.D. "Micky" Miller-36,333; and Mr. Smith-29,000. The beneficial ownership also includes the following shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan: Mr. Parker-13,550; Mr. Michael Miller-11,100; Mr. Hogan-7,188; Mr. L. D. "Micky" Miller-0; and Mr. Smith-0.

(3)
Shares of Class A common stock underlying stock options that are currently exercisable or will be exercisable within 60 days following March 26, 2007 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity. Within the 60 days following March 26, 2007, stock options representing 825 shares of Class A common stock held by Mr. Cribbs will become exercisable. Otherwise, there are no stock options that will become exercisable within 60 days following March 26, 2007, for any executive officer or non-employee director of the Company.

(4)
Comprised of 2,687,567 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 100,000 shares of Class A common stock owned by the Parker Family Limited Partnership, of which Mr. and Mrs. Parker are the two general partners and possess sole voting and investment control; 218,037 shares of Class A common stock underlying Mr. Parker's stock options that are currently exercisable; 54,000 shares of restricted Class A common stock as described in footnote (2); and 13,550 shares allocated to the account of Mr. Parker under our 401(k) plan.

(5)
Based on the aggregate number of shares of Class A and Class B common stock held by Mr. and Mrs. Parker. Mr. and Mrs. Parker hold 24.1% of shares of Class A and 100% of shares of Class B common stock. The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share. Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 46.2% of the voting power of all outstanding voting shares.

(6)
Comprised of 3,400 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 142,169 shares of Class A common stock underlying stock options, 37,333 shares of restricted Class A common stock as described in footnote (2), and 7,188 shares held by Mr. Hogan in our 401(k) plan.

(7)
Comprised of 3,955 shares of Class A common stock owned directly, 1,000 shares of Class A common stock held in an individual retirement account, and 22,500 shares of Class A common stock underlying stock options.

(8)	Comprised of 2,955 shares of Class A common stock owned directly and 7,500 shares of Class A common stock underlying stock options.
(9)
Comprised of 2,055 shares of Class A common stock held directly, 4,350 shares of Class A common stock held in an individual retirement account, 22,500 shares of Class A common stock underlying stock options, and 200 shares of Class A common stock held as custodian for a minor child, as to which Mr. Scudder disclaims beneficial ownership.

(10)	As reported on Schedule 13G/A filed with the SEC on February 1, 2007. Information is as of December 31, 2006.
(11)	As reported on Schedule 13G/A filed with the SEC on February 9, 2007. Information is as of December 31, 2006.
(12)
As reported on Schedule 13G/A filed with the SEC on February 7, 2007. Represents aggregate beneficial ownership on a consolidated basis reported by Wells Fargo & Company and includes shares of Class A common stock beneficially owned by subsidiaries. Information is as of December 31, 2006.

(13)
The other executive officers are Jeffery Acuff, James Brower, Charles Eddy, R.H. Lovin, Jr., Jeffrey Paulsen, Jeffrey Taylor, and Richard L. Towe. Mr. Acuff beneficially owns 49,131 shares of Class A common stock, which are comprised of 15,500 shares of Class A common stock underlying Mr. Acuff's stock options that are currently exercisable, 28,000 shares of restricted Class A common stock as described in footnote (2), and 5,631 shares allocated to the account of Mr. Acuff under our 401(k) plan.  Mr. Brower does not beneficially own any shares of Class A common stock nor does he have any stock options underlying shares of Class A common stock which are currently exercisable or will become exercisable within 60 days of March 26, 2007. Mr. Brower does beneficially own 29,000 shares of restricted Class A common stock as described in footnote (2).  Mr. Eddy does not beneficially own any shares of Class A common stock nor does he have any stock options underlying shares of Class A common stock which are currently exercisable or will become exercisable within 60 days of March 26, 2007. Mr. Eddy does beneficially own 1,000 shares of restricted Class A common stock as described in footnote (2). Mr. Lovin beneficially owns 107,391 shares of Class A common stock, which are comprised of 72,932 shares of Class A common stock underlying Mr. Lovin's stock options that are currently exercisable, 28,000 shares of restricted Class A common stock as described in footnote (2), and 6,459 shares allocated to the account of Mr. Lovin under our 401(k) plan. Mr. Paulsen does not beneficially own any shares of Class A common stock nor does he have any stock options underlying shares of Class A common stock which are currently exercisable or will become exercisable within 60 days of March 26, 2007. Mr. Paulsen does beneficially own 28,000 shares of restricted Class A common stock as described in footnote (2). Mr. Taylor beneficially owns 30,500 shares of Class A common stock, which are comprised of 2,500 shares underlying Mr. Taylor's stock options that are currently exercisable and 28,000 shares of restricted Class A common stock as described in footnote (2). Mr. Towe beneficially owns 47,217 shares of Class A common stock, which are comprised of 35,616 shares of Class A common stock underlying Mr. Towe's stock options that are currently exercisable, 11,333 shares of restricted Class A common stock as described in footnote (2), and 268 shares allocated to the account of Mr. Towe under our 401(k) plan. Such shares are included in the calculation of all directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Audit Committee Charter, all transactions with affiliated persons or entities must be reviewed and pre-approved by our Audit Committee.

The information set forth herein briefly describes certain transactions between us and certain affiliated parties. We believe that the terms of these transactions are comparable to the terms that could be obtained from unaffiliated parties.

Company Store. A company wholly owned by Nancy Landreth operates a store that sells branded apparel and personal items on a rent-free basis in our headquarters building, and uses our service marks on its products at no cost. We made purchases from this store totaling approximately $373,000 in 2005. Ms. Landreth is Mr. Parker's step-sister. The Audit Committee has approved a continuation of this relationship and annually pre-approves purchase limits.

Certain Business Relationships. Mr. Scudder's law firm serves as our corporate and securities counsel and earned approximately $597,000 in fees for legal services during 2006.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during fiscal 2006 was KPMG LLP. KPMG has served as our independent registered public accounting firm since September 2001. A representative of KPMG is expected to be present at the annual meeting of stockholders and to be available to respond to appropriate questions. KPMG’s representative will have an opportunity to make a statement at the annual meeting should he or she desire to do so.

KPMG billed us the following amounts for services provided in the following categories during the fiscal years ended December 31, 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$622,500	$625,000
Audit-Related Fees(2)	0	42,000
Tax Fees(3)	160,182	165,224
All Other Fees(4)	0	0
Total	$782,682	$832,224

(1)
Represents the aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those fiscal years. For fiscal 2006, audit fees were comprised of $332,500 in fees for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, $250,000 in fees for the audit of our assessment of internal control over financial reporting, $25,000 for the statutory audit of our Volunteer Insurance Limited subsidiary’s annual financial statements, and $15,000 in fees for agreed upon procedures related to our securitization facility. For fiscal 2005, audit fees were comprised of $260,000 in fees for the audit of our annual consolidated financial statements and review of our consolidated financial statements included in our quarterly reports on Form 10-Q, $328,000 in fees for the audit of our assessment of internal control over financial reporting, $25,000 for the statutory audit of our Volunteer Insurance Limited subsidiary’s annual financial statements, and $12,000 in fees for agreed upon procedures related to our securitization facility.

(2)
Represents the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "audit fees." There were no such fees for fiscal 2006. For fiscal 2005, audit-related fees were comprised of fees for employee benefit plans.

(3)
Represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning. For fiscal 2006, tax fees were comprised of $149,500 in fees for tax compliance and $10,682 in fees for tax planning and advice. For fiscal 2005, tax fees were comprised of $156,074 in fees for tax compliance and $9,150 in fees for tax planning and advice.

(4)	Represents the aggregate fees billed for products and services provided by KPMG, other than audit fees, audit-related fees, and tax fees. There were no such fees for fiscal 2006 or fiscal 2005.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence. Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date. To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C), of Regulation S-X during the fiscal year ended December 31, 2006.

PROPOSAL 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED ARTICLES
OF INCORPORATION CHANGING NAME TO COVENANT TRANSPORTATION GROUP, INC.

The Company seeks stockholder approval to amend and restate its Restated Articles of Incorporation to change its name from Covenant Transport, Inc. to Covenant Transportation Group, Inc. Through 2006, we continued the formal realignment of our business into defined service offerings. Generally, we manage and operate these separately under the authority of a general manager.

The business realignment has involved significant changes, including selecting and installing new leadership over each service offering, reassigning personnel, allocating tractors and trailers to each service offering, migrating operations to preferred traffic lanes for each service offering, acquainting drivers and customers to new lanes, contacts, and procedures, developing and approving business plans, developing systems to support, measure, and hold accountable each service offering, including budgets, incentive targets, and individual income statements. In conjunction with and to more accurately reflect the realities of our business following the realignment, our Board of Directors has decided to change the name of the Company from Covenant Transport, Inc. to Covenant Transportation Group, Inc.

The name change will require an amendment and restatement of the Restated Articles of Incorporation of the Company. Under Nevada law, such an amendment requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote and represented in person or by proxy at the annual meeting. In the absence of contrary instructions, each proxy will be voted for the approval of the amendment and restatement. A copy of the proposed amendment and restatement of the Restated Articles of Incorporation is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE ITS NAME TO COVENANT TRANSPORTATION GROUP, INC.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our 2008 annual meeting of stockholders, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before ___________ __, 2007. However, if the date of the 2008 annual meeting of stockholders is more than thirty days before or after May 22, 2008, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2008 annual meeting of stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals to be considered at our 2008 annual meeting, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by ___________ __, 2007. However, if the date of the 2008 annual meeting of stockholders is more than thirty days before or after May 11, 2008, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14(a)-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our 2008 proxy statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 400 Birmingham Highway, Chattanooga, Tennessee 37419, to the attention of Joey B. Hogan, our Executive Vice President, Chief Financial Officer, and Assistant Secretary. Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

The Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

Covenant Transport, Inc.

David R. Parker
Chairman of the Board of Directors
___________ __, 2007

APPENDIX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COVENANT TRANSPORTATION GROUP, INC.

(formerly Covenant Transport, Inc.)

(Pursuant to Nevada General Corporation Law '78.403)

ARTICLE I. NAME

The name of the corporation is Covenant Transportation Group, Inc.

ARTICLE II. RESIDENT AGENT

The name and street address of the corporation's initial resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Washoe County, Nevada 89501.

ARTICLE III. PURPOSE

The purpose of the corporation is to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Nevada General Corporation Law.

ARTICLE IV. AUTHORIZED SHARES

The total number of shares of capital stock of all classes which the corporation shall have authority to issue is thirty million (30,000,000) shares, all having a par value of One Cent ($0.01) per share, consisting of the following: twenty million (20,000,000) Class A Common Shares; five million (5,000,000) Class B Common Shares; and five million (5,000,000) Preferred Shares.

The voting powers, designations, preferences, limitations, restrictions, and special or relative rights with respect to each class of stock are or shall be fixed as follows:

A.     Common Shares. Except as otherwise stated herein, the holders of Class A Common Shares and Class B Common Shares shall have all of the rights afforded holders of common stock under the Nevada corporation law, including the right to vote on all matters submitted to a vote of the common stockholders, and, subject to the rights, if any, of holders of the Preferred Shares, the right to receive the net assets of the Corporation upon dissolution. The Class A Common Shares and Class B Common Shares shall vote together as a single class and shall receive any dividends and distributions payable to holders of common stock on a pro rata basis; provided, that: (i) holders of Class A Common Shares shall be entitled to one (1) vote per share on all matters submitted to a vote of the common stockholders; (ii) holders of Class B Common Shares shall be entitled to two (2) votes per share on all matters submitted to a vote of the common stockholders so long as the holders are David R. Parker, Jacqueline Parker, Rachel Parker, Jonathan Parker (the "Founders"), any trust for the benefit of one or more of Founders or any other entity which is 100% owned by the Founders, and (iii) holders of Class B Common Shares may receive dividends payable in the Corporation's common stock in Class A Common Shares or Class B Common Shares, as designated by the board of directors when declaring any such dividend. Holders of Class B Common Shares may convert such shares into Class A

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Common Shares, at any time and from time to time, on the basis of one Class A Common Share for each Class B Common Share. If any Class B Common Shares cease to be owned by the Founders, or any trust for the benefit of one or more of the Founders or by any other entity which is 100% owned by one or more of the Founders, such shares that are no longer so owned shall be converted automatically into Class A Common Shares and shall be entitled to one (1) vote per share. In any merger, consolidation, reorganization, or other business combination, the consideration to be received per share by holders of the Class A Common Shares and Class B Common Shares shall be identical; provided that if, after such business combination, the Founders, any trust or trusts for the benefit of one or more of Founders or any other entity which is 100% owned by the Founders, jointly own more than one-third (1/3) of the surviving entity, any securities received may differ to the extent that the voting rights differ between Class A Common Shares and Class B Common Shares. Holders of Class A Common Shares and Class B Common Shares shall not be entitled to cumulative voting in the election of directors.

B.     Preferred Shares. The Board of Directors is expressly authorized to issue the Preferred Shares from time to time, in one or more series, provided that the aggregate number of shares issued and outstanding at any time of all such series shall not exceed five million (5,000,000). The Board of Directors is further authorized to fix or alter, in respect to each such series, the following terms and provisions of any authorized and unissued shares of such stock:

(i)	the distinctive serial designation;

(ii)
the number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors;

(iii)	the voting powers, if any, and, if voting powers are granted, the extent of such voting powers including whether cumulative voting is allowed and the right, if any, to elect a director or directors;

(iv)	the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more classes or series of such stock;

(v)
the dividend rights, if any, including, without limitation, the dividend rates, dividend preferences with respect to other series or classes of stock, the dates on which any dividends shall be payable, and whether dividends shall be cumulative;

(vi)	the date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative, if any;

(vii)	the redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

(viii)	the liquidation preferences and the amounts payable on dissolution or liquidation;

(ix)	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

(x)	any other terms or provisions which the Board of Directors by law may be authorized to fix or alter.

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C.     Provisions Applicable to Common and Preferred Shares. No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of stock of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the corporation.

ARTICLE V. DIRECTORS

The governing board of this corporation shall be known as directors. Initially, the number of directors of the corporation shall be two, however the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

ARTICLE VI. LIMITATION OF LIABILITY

To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereafter be amended, any director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary or other damages for breach of fiduciary duties as a director or officer. No repeal, amendment, or modification of this Article VI, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, or modification.

ARTICLE VII. INDEMNIFICATION

To the fullest extent allowable by law, the corporation shall indemnify those persons determined to be entitled to indemnification, as hereinafter provided, in the manner and under the circumstances described in this Article VII.

A.     General Indemnification.

(1)     Subject to the case by case determination required to be made under paragraph A(3) hereof, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(2)     Subject to the case by case determination required to be made under paragraph A(3) hereof, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification shall be made under this paragraph A(2) in respect to any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the

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adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)     Any indemnification under paragraphs A(1) and A(2), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs A(1) and A(2). Such determination shall be made: (i) by the stockholders; (ii) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit or proceeding; (iii) if such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or (iv) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

B.     Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs A(1) and A(2), or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

C.     Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article VII.

D.     Other Rights. The indemnification provided by this Article VII does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided by this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to repeal of this Article VII shall apply to or have any effect on, the rights of any director, officer, employee or agent under this Article VII which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.

E.     Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

F.     Definition of Corporation. For the purposes of this Article VII, references to "the Corporation" include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the

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same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

G.     Other Definitions. For purposes of this Article VII, references to "other enterprise" shall included employee benefit plans; references to "fine" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

ARTICLE VIII. DURATION

The corporation shall have perpetual existence.

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c/o UMB Bank, n.a. P.O. Box 419064 Kansas City, MO 64141	Vote by Telephone
Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 21, 2007, to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

è
Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

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PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2007 Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as "Common Stock") of Covenant Transport, Inc., a Nevada corporation (the "Company"), hereby appoint(s) David R. Parker, Michael W. Miller, and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee, on Tuesday, May 22, 2007, at 10:00 A.M. Eastern Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2007 annual meeting of stockholders and the annual report to stockholders for the year ended December 31, 2006.

Date:	, 2007

Signature

Signature (if held jointly)

Please sign above exactly as your name appears at the upper left. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ò Please fold and detach card at perforation before mailing. ò

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COVENANT TRANSPORT, INC.	PROXY

A vote FOR Proposal 1, Proposal 2, and granting the proxies discretionary authority is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposal 1, FOR Proposal 2, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is presented at the meeting.

1.    Election of Directors

❑	FOR all nominees listed below (except as marked to the contrary below)	❑	WITHHOLD AUTHORITY to vote for all nominees listed below

        INSTRUCTION:   To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.

Nominees:	(1) William T. Alt	(2) Robert E. Bosworth	(3) Hugh O. Maclellan, Jr.	(4) Bradley A. Moline
	(5) Niel B. Nielson	(6) David R. Parker	(7) Mark A. Scudder

2.    Approval of the amendment and restatement of the Restated Articles of Incorporation of Covenant Transport, Inc.

❑	FOR the amendment and restatement	❑	AGAINST the amendment and restatement	❑	ABSTAIN

3.    In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

❑	GRANT AUTHORITY to vote	❑	WITHHOLD AUTHORITY to vote	❑	ABSTAIN

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)